PERSIMMON GROWTH PARTNERS FUND, L.P.
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

Dated as of June 5, 2010

PERSIMMON GROWTH PARTNERS FUND, L.P.
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Persimmon Growth Partners Fund, L.P. (the "Fund") is dated as of June 5, 2010 by and among Gregory S. Horn, Robert Fesnak, Jopesph Ridler, Jr,, and Michael Maher, Jr. as the Directors, and Persimmon GP, LLC on behalf of itself and on behalf of the Limited Partners (as defined herein).

W I T N E S S E T H:

WHEREAS, the Fund has heretofore been formed as a limited partnership as of December 11, 2003 under the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, the Partners are party to the Persimmon Growth Partners Fund, L.P. Amended and Restated Limited Partnership Agreement dated as of June 1, 2006 (the “Current LPA”);
WHEREAS, the General Partner has recommended restating and amending the Current LPA as described herein in order to include those provisions that would be required in the event that the Fund registers under the Investment Company Act;

WHEREAS, the Limited Partners approved this Agreement pursuant to Sections 9.4 and 9.5 of the Current LPA and granted the General Partner the power of attorney to execute this Agreement on their behalf pursuant to Section 9.3 thereof;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement:

ADMINISTRATOR	The person who provides administrative services to the Fund pursuant to an administrative services agreement.

ADVISER	Persimmon Capital Management, L.P. and any other investment adviser who enters into an Investment Advisory Agreement to manage the portfolio of investments for the Fund from time to time.

ADVISERS ACT	The Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

ADVISORY SERVICES	Such investment advisory and other services as the Adviser is required to provide to the Fund pursuant to the Investment Advisory Agreement.

AFFILIATE	An affiliated person of a person as such term is defined in the Investment Company Act.

AGREEMENT	This Amended and Restated Limited Partnership Agreement, as amended from time to time.

ALLOCATION PERIOD
The period commencing on the Initial Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Allocation Period, and ending at the close of business on the first to occur of the following dates: (1) the last day of each month; (2) the last day of each Taxable Year; (3) the day preceding each day on which Interests are purchased pursuant to Section 5.1; (4) each day on which Interests are repurchased; and (5) any day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Partner, other than an amount to be credited to or debited against the Capital Accounts of all Partners in accordance with their respective Investment Percentages.

BOARD OF DIRECTORS	The Board of Directors established pursuant to Section 2.6.

BUSINESS DAY	Any day, excluding Saturdays or Sundays, when the New York Stock Exchange is open for unrestricted trading.

CAPITAL ACCOUNT	With respect to each Partner, the capital account established and maintained on behalf of each Partner pursuant to Section 5.3 hereof.

CAPITAL CONTRIBUTION	The amount of capital contributed to the Partnership by a Partner.

CERTIFICATE
The Certificate of Limited Partnership of the Fund filed with the office of the Secretary of the State of Delaware and any amendments thereto as filed with the office of the Secretary of the State of Delaware.

CODE	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

CONFIDENTIAL PRIVATE
PLACEMENT MEMORANDUM	The Confidential Private Placement Memorandum for the Fund as the same may be amended or supplemented from time to time.

DELAWARE ACT	The Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof and as amended from time to time, or any successor law.

DIRECTOR	An individual designated as a director of the Fund pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of Directors of the Fund.

FISCAL YEAR	The period ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Directors shall elect another fiscal year for the Fund.

FORM N-2	The Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

FUND	The Limited Partnership governed hereby, as such limited partnership may from time to time be constituted.

INDEPENDENT DIRECTORS	Those Directors who are not "interested persons" of the Fund as such term is defined in the Investment Company Act.

INTERESTED DIRECTORS	Those Directors who are "interested persons" of the Fund as such term is defined in the Investment Company Act.

INVESTMENT ADVISORY
AGREEMENT	A separate written agreement entered into by the Fund pursuant to which the Adviser provides Advisory Services to the Fund.

INVESTMENT COMPANY ACT	The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

INVESTMENT FUNDS	Investment funds in which the Fund may invest.

INVESTMENT PERCENTAGE
A percentage established for each Partner on the Fund's books as of the first day of each Allocation Period. The Investment Percentage of a Partner for an Allocation Period shall be determined by dividing the balance of the Partner's Capital Account as of the commencement of such Allocation Period by the sum of the Capital Accounts of all the Partners as of the commencement of such Allocation Period. The sum of the Investment Percentages of all Partners for each Allocation Period shall equal 100%.

INTERESTS
An ownership interest in the Fund of a Partner, or other person to whom Interests of a Partner or any portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Partner or other person under this Agreement and the Delaware Act

LIMITED PARTNER	A person admitted as a limited partner to the Fund.

NET ASSETS
The Fund’s net asset value per Interest is based on the net asset value of the Fund and is determined by dividing the net asset value of the Fund by the number of Interests outstanding.  Except as otherwise provided, the net asset value per Interest will be determined by the Administrator and published or made available at the office of the Fund at the end of each Allocation Period based on the price availability of the underlying investments, subject to reasonable delays (i.e., delays the Fund may encounter in receiving the net asset value of the Investment Funds).

NET PROFIT OR NET LOSS
The amount by which the Net Assets as of the close of business on the last day of an Allocation Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Allocation Period (or, with respect to the initial Allocation Period of the Fund, at the close of business on the Initial Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Partners on a basis which is not in accordance with the respective Investment Percentages of all Partners as of the commencement of such Allocation Period pursuant to Sections 5.5 and 5.6 hereof.

PARTNER
Any person who shall have been admitted to the Fund as a Partner (including any Director in such person's capacity as a Partner of the Fund but excluding any Director in such person's capacity as a Director of the Fund) until the Fund repurchases the Interests of such person as a Partner pursuant to Section 4.5 hereof or a substituted Partner or Partners are admitted with respect to any such person's Interests as a Partner pursuant to Section 4.4 hereof; such term includes the Adviser to the extent the Adviser makes a capital contribution to the Fund and shall have been admitted to the Fund as a Partner.

SECURITIES
Securities (including, without limitation, U.S. and non-U.S. equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the Investment Company Act) and any contracts for forward or future delivery of any security, debt obligation or currency, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, and any options thereon, as well as investments in registered investment companies and private investment funds.

TAXABLE YEAR	The 12-month period ending March 31 of each year.

TRANSFER
The assignment, transfer, sale, encumbrance, pledge or other disposition of all Interests or any individual Interest, including any right to receive any allocations and distributions attributable to a Interest or Interests.

  ARTICLE II.

  ORGANIZATION; ADMISSION OF PARTNERS

2.1 FORMATION OF LIMITED PARTNERSHIP.

The Partnership was formed as a limited partnership under the Delaware Act by the filing of the Certificate of Limited Partnership with the office of the Secretary of State of Delaware.  The Board of Directors shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2 NAME.

The name of the Fund shall be "Persimmon Growth Partners Fund, L.P." or such other name as the Board of Directors may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Partner.

2.3 PRINCIPAL AND REGISTERED OFFICE.

The Fund shall have its principal office at 1777 Sentry Parkway West, Gwynedd Hall, Suite 102, Blue Bell, PA 19422, or at such other place designated from time to time by the Board of Directors. The Fund shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered agent is designated from time to time by the Board of Directors.

2.4 DURATION.

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5 OBJECTIVE AND BUSINESS OF THE FUND.

a) The objective and business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise. The Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Directors be necessary or advisable to carry out its objective or business.

The Fund is organized for the object and purpose of, and the nature of the business to be conducted and promoted by Fund is, investing capital in accordance with the investment policies set forth in the Fund’s Confidential Private Placement Memorandum and engaging in all activities and transactions as the General Partner may deem necessary or advisable in connection therewith.

(b) The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the Investment Company Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6 BOARD OF DIRECTORS.

(a) The General Partner shall designate three persons who shall agree to be bound by all of the terms of this Agreement to serve as the initial Independent Directors on the Board of Directors and the Adviser shall designate one person to serve as the initial Interested Director on the Board of Directors, subject to the election of such persons prior to the date of this Agreement by the Partners. By signing this Agreement or the signature page of the Fund's subscription agreement, a Partner admitted after the date of this Agreement shall be deemed to have voted for the election of each of the initial Directors to the Board of Directors. The Board of Directors may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director of and the provisions of Section 3.3 hereof with respect to the election of Directors to the Board of Directors by Partners, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund. The number of Directors shall be fixed from time to time by the Board of Directors.

(b) Each Director shall serve on the Board of Directors for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Directors then serving would have been elected by the Partners. The Board of Directors may call a meeting of Partners to fill any vacancy in the position of a Director, and shall do so within 60 days after any date on which Directors who were elected by the Partners cease to constitute a majority of the Directors then serving on the Board of Directors.

(c) In the event that no Director remains to continue the business of the Fund, the Adviser shall promptly call a meeting of the Partners, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors to the Board of Directors. If the Partners shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7 PARTNERS.

The Board of Directors may admit one or more Partners as of the first day of each calendar month; provided, however, that upon delivery to the Board of Directors of a letter of advice from counsel to the Adviser that the admission of Partners more often than monthly will not cause the Fund to be taxed as a corporation, the Fund may, in the discretion of the Board of Directors, admit Partners more frequently. Subject to the foregoing terms, Partners may be admitted to the Fund subject to the condition that each such Partner shall execute an appropriate signature page of this Agreement or of the Fund’s subscription agreement pursuant to which such Partner agrees to be bound by all the terms and provisions hereof. The Board of Directors may in its absolute discretion reject any subscription for Interests. The admission of any person as a Partner shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Partner.

2.8 FISCAL YEAR.

The fiscal year of the Partnership shall end on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof) or on such date as the Board of Directors shall determine.

2.9 BOTH DIRECTORS AND PARTNERS.

A Partner may at the same time be a Director and a Partner, in which event such Partner's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof or as provided in the Delaware Act.

2.10 LIMITED LIABILITY.

The names of all of the Partners and the amounts of their respective contributions to the Fund and Investment Percentages are set forth in a schedule entitled “Schedule of Capital Contributions and Investment Percentages” (the “Schedule”) which shall be maintained with the records of the Fund at the General Partner’s principal office.  Each Limited Partner shall have reasonable access to records relating to its own Capital Account but will not have access to the Schedule.

Those Partners who are designated in the Schedule as Limited Partners and former Limited Partners shall be liable for the repayment and discharge of all debts and obligations of the Fund attributable to any fiscal year (or relevant portion thereof) during which they are or were Limited Partners of the Fund only to the extent of their respective interests in the Fund in the fiscal year (or relevant portion thereof) to which any such debts and obligations are attributable and shall not otherwise have any liability in respect of the debts and obligations of the Fund.

The Limited Partners and all former Limited Partners shall share all losses, liabilities or expenses suffered or incurred by virtue of the operation of the preceding paragraphs of this Section 2.10 in the proportions of their respective Investment Percentages for the fiscal year (or relevant portion thereof) to which any debts or obligations of the Fund are attributable.  Limited Partners or former Limited Partners shall share all losses, liabilities or expenses up to the limit of their respective interests in the Fund for such fiscal year (or relevant portion thereof).

As used in this Sec. 2.10, the terms “interests in the Fund” and “interest in the Fund” shall mean with respect to any fiscal year (or relevant portion thereof) and with respect to each Partner (or former Partner) its interest in its Capital Account that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of this Agreement upon withdrawal from the Fund as of the end of such fiscal year (or relevant portion thereof).

Notwithstanding any other provision in this Agreement, in no event shall any Partner (or former Partner) be obligated to make any additional contribution to the Fund, or have any liability for the repayment and discharge of the debts and obligations of the Fund (apart from its interest in the Fund), except that a Partner (or former Partner) may be required, for purposes of meeting such Partner’s obligations under this Sec. 2.10, to make additional contributions or payments, respectively, up to, but in no event in excess of, the aggregate amount of returns of capital and other amounts actually received by it from the Fund during or after the fiscal year to which any debt or obligation is attributable.

As used in this Agreement, the term “former Partner” refers to any person or entity that hereafter from time to time ceases to be a Partner pursuant to the terms and provisions of this Agreement.

Except as provided under applicable law, a Director shall not be liable for the Fund's debts, obligations and liabilities.

ARTICLE III

MANAGEMENT

3.1 MANAGEMENT AND CONTROL.

(a) Management and control of the business of the Fund shall be vested in the Board of Directors, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of Directors under applicable law and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder including, but not limited to, the hiring of outside consultants and other persons to assist or advise the Board of Directors. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director's authority as delegated by the Board of Directors. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware trust who is not an "interested person" of such company as such term is defined in the Investment Company Act. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as the Adviser to the Fund and to provide the Management Services to the Fund.

(b) To the extent consistent with Section 3.1(a) and the Investment Company Act, the General Partner shall exercise authority over the Fund. Except as authorized by the General Partner, the Limited Partners shall have no authority or right to act on behalf of the Fund in connection with any matter.  The General Partner has the right to delegate its responsibilities hereunder, including the responsibility of providing certain management, administrative and auditing services, to suitable parties that may be reasonably compensated by the Fund.  The General Partner may also retain such other suitable parties (including affiliates of the General Partner) to provide services to the Fund, including legal, consulting, accounting, administrative and auditing services.  Furthermore, the General Partner may enter into agreements with such parties on behalf of the Fund, which agreements may include provisions for the indemnification and exculpation of such parties, in certain circumstances, by the Fund.

(c) Each Partner agrees not to treat, on his personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Fund. The Board of Directors shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(d) Limited Partners shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Partners shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Delaware Act.

(e) The Board of Directors may delegate to any other person any rights, power and authority vested by this Agreement in the Board of Directors to the extent permissible under applicable law.

(f) Persons dealing with the Fund are entitled to rely conclusively upon the certificate of the General Partner to the effect that it is then acting as General Partner and upon the power and authority of the General Partner as herein set forth.

3.2 ACTIONS BY THE BOARD OF DIRECTORS.

(a) Unless provided otherwise in this Agreement, the Board of Directors shall act only: (i) by the affirmative vote of a majority of the Directors (including the vote of a majority of the Independent Directors if required by the Investment Company Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the Investment Company Act, by telephone) or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the Investment Company Act.

(b) The Board of Directors may designate certain powers from time to time a Principal Director who shall preside at all meetings. Meetings of the Board of Directors may be called by the Principal Director or by any two Directors, and may be held on such date and at such time and place as the Board of Directors shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone except where in person attendance at a meeting is required by the Investment Company Act. A majority of the Directors shall constitute a quorum at any meeting.

3.3 MEETINGS OF PARTNERS.

(a) Actions requiring the vote of the Partners may be taken at any duly constituted meeting of the Partners at which a quorum is present. Meetings of the Partners may be called by the Board of Directors or by Partners holding 25% or more of the total number of votes eligible to be cast by all Partners, and may be held at such time, date and place as the Board of Directors shall determine. The Board of Directors shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Partner entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Partner shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Partners at a meeting. The presence in person or by proxy of Partners holding a majority of the total number of votes eligible to be cast by all Partners as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Partners may be adjourned by action of a majority of the Partners present in person or by proxy without additional notice to the Partners. Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Partners shall be elected as Directors and (ii) all other actions of the Partners taken at a meeting shall require the affirmative vote of Partners holding a majority of the total number of votes eligible to be cast by those Partners who are present in person or by proxy at such meeting.

(b) Each Partner shall be entitled to cast at any meeting of Partners a number of votes equivalent to such Partner's Investment Percentage as of the record date for such meeting. The Board of Directors shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Partners to determine eligibility to vote at such meeting and the number of votes that each Partner will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Partner and the number of votes that each Partner will be entitled to cast at the meeting.

(c) A Partner may vote at any meeting of Partners by a proxy properly executed in writing by the Partner and filed with the Fund before or at < font style="DISPLAY: inline; COLOR: #000000">the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Partner executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Partner executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Partners that is permitted to be taken at a meeting of the Partners may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Partners holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4 CUSTODY OF ASSETS OF THE FUND.

The physical possession of all funds, Securities or other properties of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the Investment Company Act and the rules thereunder.

3.5 OTHER ACTIVITIES OF PARTNERS AND DIRECTORS.

(a) The Directors shall not be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b) Any Partner or Director, and any Affiliate of any Partner or Director, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, Partners of any Limited Partnership, or trustees of any trust, or entering into any other commercial arrangements. No Partner or Director shall have any rights in or to such activities of any other Partner or Director, or any profits derived therefrom.

3.6 DUTY OF CARE.

(a) A Director shall not be liable to the Fund or to any of its Partners for any loss or damage occasioned by any act or omission in the performance of his or her services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Director constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Director's office.

(b) Partners not in breach of any obligation hereunder or under any agreement pursuant to which the Partner subscribed for a Interest or Interests shall be liable to the Fund, any Partner or third parties only as provided under the Delaware Act.

3.7 INDEMNIFICATION.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose his or her executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of a Director for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7 (a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or (iii) a majority of the Directors (excluding any Director who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) it is approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Partners to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Director (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and (ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Director or other person claiming a right to indemnification under this Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Director or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Partner acting derivatively or otherwise on behalf of the Fund or its Partners).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Partner shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Director or other person.

3.8 FEES, EXPENSES AND REIMBURSEMENT.

(a) So long as the Adviser provides Advisory Services to the Fund, it shall be entitled to receive fees for such services as may be agreed to by the Adviser and the Fund pursuant to the Investment Advisory Agreement.

(b) The Board of Directors may cause the Fund to compensate each Director for his or her services as such. In addition, the Directors shall be reimbursed by the Fund for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c) The Fund shall bear all of its own operating expenses other than those specifically required to be borne by the Adviser or another party pursuant to the Investment Advisory Agreement or another agreement with the Fund. The Adviser shall be entitled to reimbursement from the Fund for any expenses that it pays on behalf of the Fund.

(d) For purposes of maintaining the Partners' Capital Accounts, the Fund’s organizational expenses shall be allocated by the General  Partner among the Partners based on each Partner's Investment Percentage as of the allocation date that next follows the Initial Closing Date and the date organizational expenses are incurred. These allocations will thereafter be adjusted, together with allocations of any subsequently incurred organizational expenses, on subsequent allocation dates through and including the date which is twelve months after the Initial Closing Date.

(e) Subject to procuring any required regulatory approvals, from time to time the Fund may, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner or investment adviser, purchase Insurance in such amounts, from such insurers and on such terms as the Board of Directors shall determine.

ARTICLE IV.

TERMINATION OF STATUS OF ADVISER AND DIRECTORS, TRANSFERS AND REPURCHASES

4.1 TERMINATION OF STATUS OF THE ADVISER.

The status of the Adviser shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with the Adviser, effective as of the date of such termination.

4.2 TERMINATION OF STATUS OF A DIRECTOR.

The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days' prior written notice to the other Directors); (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Director; or (viii) shall otherwise cease to be a Director of the Fund under the Delaware Act.

4.3 REMOVAL OF THE DIRECTORS.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal vote or (b) the vote or written consent of Partners holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Partners.

4.4 TRANSFER OF INTERESTS OF PARTNERS.

(a) Interests of a Partner may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency or dissolution of such Partner or (ii) with the written consent of the Board of Directors (which may be withheld in its sole discretion); provided, however, that the Board of Directors may not consent to any Transfer other than a Transfer (i) in which the tax basis of the Interests in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts and contributions to family partnerships), (ii) to Partners of the Partner's immediate family (brothers, sisters, spouse, parents and children), or (iii) a distribution from a qualified retirement plan or an individual retirement account, unless it consults with counsel to the Fund and counsel to the Fund confirms that such Transfer will not cause the Fund to be treated as a "publicly traded partnership" taxable as a corporation.

(b) The Board of Directors may not consent to a Transfer of Interests unless: (i) the person to whom such Interests are Transferred is a person whom the Fund believes is an accredited investor, as such term is defined in Regulation D under the Securities Act of 1933 or any successor thereto; and (ii) all of the Interests of the Partner are Transferred to a single transferee or, after the Transfer of Interests, the balance of the Capital Account of each of the transferee and transferor is not less than $25,000. Any transferee that acquires Interests by operation of law as the result of the death, divorce, bankruptcy, insolvency or dissolution of a Partner or otherwise, shall be entitled to the allocations and distributions allocable to the Interest or Interests so acquired and to Transfer such Interest or Interests in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Partner unless and until such transferee becomes a substituted Partner. If a Partner transfers Interests with the approval of the Board of Directors, the Board of Directors shall promptly take all necessary actions so that the transferee to whom such Interests are transferred is admitted to the Fund as a Partner. Each Partner effecting a Transfer and its transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.

(c) Each Partner shall indemnify and hold harmless the Fund, the Directors, the Adviser, each other Partner and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Partner in violation of this Section 4.4 and (ii) any misrepresentation by such Partner in connection with any such Transfer.

4.5 REPURCHASE OF INTERESTS.

(a) Except as otherwise provided in this Agreement, no Partner or other person holding a Interest or Interests shall have the right to withdraw or tender to the Fund for repurchase that person's Interests or any portion thereof. The Board of Directors from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Interests or portions thereof pursuant to written tenders following the one year anniversary of an initial capital contribution (the “Lock-Up Period”).  In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board of Directors shall consider the recommendation of the Adviser, and shall also consider the following factors, among others:

1) whether any Partners have requested to tender Interests or portions thereof to the Fund;

(2) the liquidity of the Fund's assets;

(3) the investment plans and working capital requirements of the Fund;

(4) the relative economies of scale with respect to the size of the Fund;

(5) the history of the Fund in repurchasing Interests or portions thereof;

(6) the availability of information as to the value of the Fund’s interest in the Investment Funds;

(7) the economic condition of the securities markets; and

(8) the anticipated tax consequences of any proposed repurchases of Interests or portions thereof.

(b) The Adviser may tender its Interests or any portion thereof as a Partner under Section 4.5(a) hereof.

(c) The Board of Directors, in its sole discretion, may require the Fund to repurchase, and any Partner or any person acquiring a Interest or Interests from or through a Partner, to sell, a Interest or Interests for any reason whatsoever.

(d) Repurchases of Interests or portions thereof by the Fund shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Fund to repurchase Interests, promptly after the expiration date of such repurchase offer in accordance with the terms of the Fund's repurchase offer and the repurchase procedures adopted by the Board of Directors, as the same may be amended from time to time. Payment of the purchase price of Interests may consist of cash or a promissory note, which need not bear interest. Notwithstanding anything in the foregoing to the contrary, the Board of Directors, in its discretion, may pay all or any portion of the repurchase price in marketable or non-marketable Securities (or any combination of Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased. All repurchases of Interests shall be subject to any and all conditions as the Board of Directors may impose in its sole discretion. The amount due to any Partner whose Interests are repurchased shall be equal to the value of such Partner's Capital Account or portion thereof, as applicable, as of the effective date of repurchase, after giving effect to all allocations to be made to such Partner's Capital Account as of the close of business on such date.

ARTICLE V.
CAPITAL

5.1 CONTRIBUTIONS TO CAPITAL.

(a) The minimum initial contribution of each Partner to the capital of the Fund shall be such amount as the Board of Directors, in its discretion, may determine from time to time, but in no event shall be less than $10,000,000.00. There shall be no minimum initial contribution for the General Partner, its officers, directors, and employees and affiliates thereof.  There shall be no minimum initial contribution for Persimmon Growth Partners Investor Fund or Persimmon Growth Partners Broker-Dealer Fund.  The amount of the initial contribution of each Partner on the Initial Closing Date shall be recorded on the books and records of the Fund upon acceptance as a purchase of Interests at the then-existing net asset value per Interest. The Directors shall not be entitled to make voluntary contributions of capital to the Fund as Directors of the Fund, but may make voluntary contributions to the capital of the Fund as Partners. The Adviser may make voluntary contributions to the capital of the Fund as a Partner.

(b) The Partners may make additional contributions to the capital of the Fund of at least $1,000,000.00, effective as of such times as the Board of Directors in its discretion may permit, subject to the limitations applicable to the admission of Partners pursuant to Section 15 hereof, but no Partner shall be obligated to make any additional contribution to the capital of the Fund except to the extent provided in Section 5.6 hereof.  There shall be no minimum additional contribution for the General Partner, its officers, directors, and employees and affiliates thereof.  There shall be no minimum additional contribution for Persimmon Growth Partners Investor Fund or Persimmon Growth Partners Broker-Dealer Fund.

(c) Except as otherwise permitted by the Board of Directors, (i) initial and any additional contributions to the capital of the Fund by any Partner shall be payable in cash or in such Securities that the Board of Directors, in its absolute discretion, may agree to accept on behalf of the Fund, and (ii) initial and any additional contributions in cash shall be payable in readily available funds at the date of the proposed acceptance of the contribution. The Fund shall charge each Partner making a contribution in Securities to the capital of the Fund such amount as may be determined by the Board of Directors not exceeding 2% of the value of such contribution in order to reimburse the Fund for any costs incurred by the Fund by reason of accepting such Securities, and any such charge shall be due and payable by the contributing Partner in full at the time the contribution to the capital of the Fund to which such charges relate is due. The value of contributed Securities shall be determined in accordance with Section 7.3 hereof as of the date of contribution.

(d) The minimum initial and additional contributions set forth in (a) and (b) of this Section 5.1 may be reduced by the General Partner in accordance with such schedule of reductions as may be adopted by the General Partner it its sole discretion.

5.2 RIGHTS OF PARTNERS TO CAPITAL.

No Partner shall be entitled to interest on any contribution to the capital of the Fund, nor shall any Partner be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund at the discretion of The Board of Directors of a Interest or all of such Partner's Interests pursuant to Section 4.5 hereof, (ii) pursuant to the provisions of Section 5.6(c) hereof or (iii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. No Partner shall be liable for the return of any amounts distributed under this Section 5.2. No Partner shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

5.3 CAPITAL ACCOUNTS.

(a) The Fund shall maintain a separate Capital Account for each Partner.

(b) Each Partner's Capital Account shall have an initial balance equal to the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) (net of any liabilities secured by such Securities that the Fund is considered to assume or take subject to under Section 752 of the Code) constituting such Partner's initial contribution to the capital of the Fund.

(c) Each Partner's Capital Account shall be increased by the sum of (i) the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) (net of any liabilities secured by such Securities that the Fund is considered to assume or take subject to under Section 752 of the Code) constituting additional contributions by such Partner to the capital of the Fund permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Partner's Capital Account pursuant to Sections 5.4 through 5.6.

(d) Each Partner's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of any Interests of such Partner or distributions to such Partner pursuant to Sections 4.5, 5.8 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Partner is deemed to assume or take subject to under Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 through 5.6 hereof.

5.4 ALLOCATION OF NET PROFIT AND NET LOSS.

As of the last day of each Allocation Period, any Net Profit or Net Loss for the Allocation Period shall be allocated among and credited to or debited against the Capital Accounts of the Partners in accordance with their respective Investment Percentages for such Allocation Period.

5.5 ALLOCATION OF CERTAIN EXPENDITURES.

Except as otherwise provided for in this Agreement and unless prohibited by the Investment Company Act, any expenditures payable by the Fund, to the extent determined by the Board of Directors to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, shall be charged to only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Partners as of the close of the Allocation Period during which any such items were paid or accrued by the Fund.

5.6 RESERVES.

(a) Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Partners for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board of Directors, such reserves to be in the amounts that the Board of Directors in its sole discretion deems necessary or appropriate. The Board of Directors may increase or reduce any such reserves from time to time by such amounts as the Board of Directors in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Partners at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $1,000,000 or 1% of the aggregate value of the Capital Accounts of all such Partners, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were Partners at the time, as determined by the Board of Directors in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts at that time.

(b) If at any time an amount is paid or received by the Fund (other than contributions to the capital of the Fund, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $1,000,000 or 1% of the aggregate value of the Capital Accounts of all Partners at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund’s accounting practices, be treated as applicable to one or more prior Allocation Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Partners during such prior Allocation Period or Periods.

(c) If any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Partner, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board of Directors determines that such charge or credit is required. In the case of a charge, the former Partner shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Partner be obligated to make a payment exceeding the amount of such Partner's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such party ceased to be a Partner. To the extent that a former Partner fails to pay to the Fund, in full, any amount required to be charged to such former Partner pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Partners at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Partners.

5.7 TAX ALLOCATIONS.

For each Taxable Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations under this Section 5.7 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

If the Fund realizes net capital gains (including net short-term capital gains) for Federal income tax purposes ("gains") for any Taxable Year during or as of the end of which all the Interests of one or more Positive Basis Partners (as hereinafter defined) are repurchased by the Fund pursuant to Article IV, the Board of Directors, in its sole discretion, may allocate such net gains as follows: (i) to allocate such gains among such Positive Basis Partners, PRO RATA in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Partner, until either the full amount of such net gains shall have been so allocated or the Positive Basis of each such Positive Basis Partner shall have been eliminated and (ii) to allocate any net gains not so allocated to Positive Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to Section 5.4.

As used herein, (i) the term "Positive Basis" shall mean, with respect to any Partner and as of any time of calculation, the excess of the amount such Partner is entitled to receive upon repurchase of his Interests or liquidation of the Fund, over such Partner's "adjusted tax basis," for Federal income tax purposes, in its Interests as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interests, including by reason of death, and without regard to such Partner's share of the liabilities of the Fund under Section 752 of the Code), (ii) the term "Positive Basis Partner" shall mean any Partner whose Interests are repurchased by the Fund and who has Positive Basis as of the effective date of such repurchase, but such Partner shall cease to be a Positive Basis Partner at such time as it shall have received allocations pursuant to clause (i) of the second paragraph of this Section 5.7 equal to its Positive Basis as of the effective date of such repurchase, (iii) the term "Negative Basis" means, with respect to any Partner and as of any time of calculation the excess of such Partner's "adjusted tax basis" in its Interests (determined without regard to any adjustments made to such adjusted tax basis by reason of any transfer or assignment of such Interests, including by reason of death and without regard to such Partner's share of the liabilities of the Fund under section 752 of the Code) over the amount which such Partner is entitled to receive upon repurchase of his Interests or liquidation of the Fund, and (iv) the term "Negative Basis Partner" shall mean any Partner whose Interests are repurchased by the Fund and who has a Negative Basis as of the effective date of such repurchase, but such Partner shall cease to be a Negative Basis Partner at such time if it shall have received allocations equal to such Partner's Negative Basis as of the effective date of the repurchase.

5.8 DISTRIBUTIONS.

The Board of Directors, in its sole discretion, may authorize the Fund to make distributions in cash at any time to all of the Partners on a pro rata basis in accordance with the Partners' Investment Percentages.

5.9 WITHHOLDING.

(a) The Board of Directors may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Partner to the extent required by the Code or any other applicable law.

(b) For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Partner shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner. If the amount of such taxes is greater than any such distributable amounts, then such Partner and any successor to such Partner's Interests shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Board of Directors, the amount of such excess.

(c) The Board of Directors shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the Board of Directors with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Fund and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE VI.

DISSOLUTION AND LIQUIDATION

6.1 DISSOLUTION.

The Fund shall be dissolved:

(a) upon the affirmative vote to dissolve the Fund by: (i) the Board of Directors or (ii) Partners holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Partners;

(b) upon the failure of Partners to elect a successor Director at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund;

(c) upon the expiration of any two year period that commences on the date on which any Partner has submitted a written notice to the Fund requesting to tender its Interests for repurchase by the Fund if such Interests have not been repurchased by the Fund; or

(d) as required by operation of law.

Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board of Directors and Partners may elect to continue the business of the Fund as provided above, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2 LIQUIDATION OF ASSETS.

(a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board of Directors shall promptly appoint the Administrator as the liquidator and the Administrator shall liquidate the business and administrative affairs of the Fund, except that if the Board of Directors does not appoint the Administrator as the liquidator or the Administrator is unable to perform this function, a liquidator elected by Partners holding a majority of the total number of votes eligible to be cast by all Partners shall promptly liquidate the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Directors or liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

(1) the debts of the Fund, other than debts, liabilities or obligations to Partners, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Partners has been completed, shall first be paid on a pro rata basis;

(2) such debts, liabilities or obligations as are owing to the Partners shall next be paid in their order of seniority and on a pro rata basis; and

(3) the Partners shall next be paid on a pro rata basis in accordance with their respective Capital Accounts after giving effect to all allocations to be made to such Partners' Capital Accounts for the Allocation Period ending as of the close of business on the date of the distributions under this Section 6.2(a)(3).

(b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board of Directors or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Allocation Period ending on the date of such distribution.

ARTICLE VII.

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

7.1 ACCOUNTING AND REPORTS.

(a) The Fund shall adopt for tax accounting purposes any accounting method that the Board of Directors shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b) As soon as practicable after the end of each Taxable Year, the Fund shall furnish to each Partner such information regarding the operation of the Fund and such Partner's Interests as is necessary for Partners to complete Federal, state and local income tax or information returns and any other tax information required by Federal, state or local law.

(c) Except as otherwise required by the Investment Company Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Partner a quarterly report and an annual report containing the information required by such rule, regulation or order. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish to each Partner such other periodic reports as it deems necessary or appropriate in its discretion.

7.2 DETERMINATIONS BY THE BOARD OF DIRECTORS.

(a) All matters concerning the determination and allocation among the Partners of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Directors unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Partners.

(b) The Board of Directors may make such adjustments to the computation of Net Profit, Net Loss or any components comprising either of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Partners.

7.3 VALUATION OF ASSETS.

(a) Except as may be required by the Investment Company Act, the Board of Directors shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Allocation Period in accordance with such valuation procedures as shall be established from time to time by the Board of Directors and which conform to the requirements of the Investment Company Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b) The Fund will value interests in Investment Funds at fair value, which ordinarily will be the value determined by their investment managers in accordance with the policies established by the relevant Investment Fund.

(c) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Partners and all parties claiming through or under them.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1 AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT.

(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Board of Directors or (ii) a majority of the outstanding Interests of the Fund.

(b) Any amendment that would:

(1) increase the obligation of a Partner to make any contribution to the capital of the Fund;

(2) reduce the Capital Account of a Partner other than in accordance with Article V; or

(3) modify the events causing the dissolution of the Fund; may be made only if (i) the written consent of each Partner adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (a) each Partner has received written notice of such amendment and (b) any Partner objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Directors) to tender its Interests for repurchase by the Fund.

(c) The Board of Directors shall cause written notice to be given of any amendment to this Agreement to each Partner, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Partner upon request.

(d) All actions, votes or consents required or permitted to be taken by the Limited Partners will be taken by the written consent of Limited Partners holding in aggregate not less than a majority of the outstanding Interests of the Fund.  Notwithstanding the foregoing, for purposes of obtaining any such consent as to any matter proposed by the General Partner, the General Partner may, in the notice seeking consent of Limited Partners, require a response within a specified period (which will not be less than fifteen days) and failure to give the General Partner written notice of opposition to the proposed action within that period will constitute a vote and consent to approve the proposed action.  Except as otherwise expressly provided in the proposal for an action, that action will be effective immediately after the required signatures have been obtained or, if applicable, the expiration of the period within which responses were required, if that requirement was imposed and there were not votes cast against such action in the amount necessary to prevent the action from becoming effective.

8.2 SPECIAL POWER OF ATTORNEY.

(a) Each Partner hereby irrevocably makes, constitutes and appoints each Director, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the Partnership of the Fund; and

(3) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund  shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a Limited Partnership under the Delaware Act.

(b) Each Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Partner's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Partner agrees that, notwithstanding any objection that such Partner may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each Partner will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Directors and as such:

(1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund or Board of Directors shall have had notice thereof; and

(2) shall survive the delivery of a Transfer by a Partner of the whole or any portion of such Partner's Interests, except that where the transferee thereof has been approved by the Board of Directors for admission to the Fund as a substituted Partner, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Directors to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3 NOTICES.

Notices that may be or are required to be provided under this Agreement shall be made, if to a Partner, by regular mail, or if to the Board of Directors or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4 AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

8.5 APPLICABILITY OF INVESTMENT COMPANY ACT AND FORM N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the Investment Company Act and the Form N-2 that affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Partners. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and the Form N-2.

8.6 CHOICE OF LAW; ARBITRATION.

(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

(b) UNLESS OTHERWISE AGREED IN WRITING, EACH PARTNER AGREES TO SUBMIT ALL CONTROVERSIES ARISING BETWEEN PARTNERS OR ONE OR MORE PARTNERS AND THE COMPANY TO ARBITRATION IN ACCORDANCE WITH THE PROVISIONS SET FORTH BELOW AND UNDERSTANDS THAT:

(1) ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(2) THEY ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL;

(3) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS;

(4) THE ARBITRATOR'S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND A PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY ARBITRATORS IS STRICTLY LIMITED; AND

(5) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

(c) ALL CONTROVERSIES THAT MAY ARISE AMONG PARTNERS AND ONE OR MORE PARTNERS AND THE COMPANY CONCERNING THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION IN BERWYN, PENNSYLVANIA IN ACCORDANCE WITH THE THEN EXISTING RULES OF THE AMERICAN ARBITRATION ASSOCIATION TO THE FULLEST EXTENT PERMITTED BY LAW. JUDGMENT ON ANY AWARD OF ANY SUCH ARBITRATION MAY BE ENTERED IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR IN ANY OTHER COURT HAVING JURISDICTION OF THE PERSON OR PERSONS AGAINST WHOM SUCH AWARD IS RENDERED. ANY NOTICE OF SUCH ARBITRATION OR FOR THE CONFIRMATION OF ANY AWARD IN ANY ARBITRATION SHALL BE SUFFICIENT IF GIVEN IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. EACH PARTNER AGREES THAT THE DETERMINATION OF THE ARBITRATORS SHALL BE BINDING AND CONCLUSIVE UPON THEM.

(d) NO PARTNER SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; OR WHO IS A PARTNER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (I) THE CLASS CERTIFICATION IS DENIED; OR (II) THE CLASS IS DECERTIFIED; OR (III) THE PARTNER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

8.7 NOT FOR BENEFIT OF CREDITORS.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Partners, Directors and the Fund. This Agreement is not intended for the benefit of non-Partner creditors and no rights are granted to non-Partner creditors under this Agreement.

8.8 CONSENTS.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9 MERGER AND CONSOLIDATION.

(a) The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting Limited Partnership in the merger or consolidation, or (iii) provide that the Limited Partnership agreement of any other constituent Limited Partnership to the merger or consolidation (including a Limited Partnership formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting Limited Partnership.

8.10 PRONOUNS.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

8.11 CONFIDENTIALITY.

(a) A Partner may obtain from the Fund such information regarding the affairs of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Directors.

(b) Each Partner covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Partner (collectively, "Confidential Information") without the prior written consent of the Board of Directors, which consent may be withheld in its sole discretion.

(c) Each Partner recognizes that in the event that this Section 8.11 is breached by any Partner or any of its principals, partners, Partners, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, Partners, directors, officers, employees or agents, irreparable injury may result to the non-breaching Partners and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Partners and the Fund may be entitled, such Partners shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Partner or the Fund determines that any of the other Partners or any of its principals, partners, Partners, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, Partners, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Partners agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

8.12 CERTIFICATION OF NON-FOREIGN STATUS.

Each Partner or transferee of Interests from a Partner shall certify, upon admission to the Fund and at such other times thereafter as the Board of Directors may request, whether such Partner is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Partner's status. Any Partner who shall fail to provide such certification when requested to do so by the Board of Directors may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

8.13 SEVERABILITY.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Partner agrees that it is the intention of the Partners that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14 FILING OF RETURNS.

The Board of Directors or its designated agent shall prepare and file, or cause the Administrator or accountants of the Fund to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each Taxable Year of the Fund.

8.15 TAX MATTERS PARTNER.

(a) The General Partner shall be designated on the Fund's annual Federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Fund for purposes of Section 6231(a)(7) of the Code.  Should any Partner be designated as the Tax Matters Partner for the Fund pursuant to Section 6231(a)(7) of the Code, it shall, and each Partner hereby does, to the fullest extent permitted by law, delegate to a Director selected by the Board of Directors all of its rights, powers and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Director as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices and to do any and all things required or advisable, in the Director's judgment, to be done by such a Tax Matters Partner. Any Partner designated as the Tax Matters Partner for the Fund under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.

(b) Each person (for purposes of this Section 8.15, called a "Pass-Thru Partner") that holds or controls an interest as a Partner on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Fund holding such interests through such Pass-Thru Partner. In the event the Fund shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

8.16  SECTION 754 ELECTION.

In the event of a distribution of Fund property to a Partner or an assignment or other transfer (including by reason of death) of all or part of the interest of a Partner in the Fund, the Board of Directors, in its discretion, may cause the Fund to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Fund property as provided by Sections 734 and 743 of the Code.

 EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Gregory S. Horn
Name:  Gregory S. Horn
Position:  Trustee

/s/ Robert Fesnak
Name:  Robert Fesnak
Position:  Trustee

/s/ Joseph Rindler, Jr.
Name:  Joseph Rindler, Jr.
Position:  Trustee

/s/ Michael J. Maher, Jr.
Name:  Michael J. Maher, Jr.
Position:  Trustee

GENERAL PARTNER:

Persimmon GP, LLC

/s/ Gregory S. Horn
Name:  Gregory S. Horn
Position:  President